Exhibit 15.3

Consent of Independent Registered Public Accounting Firm
The Board of Directors of Euronav NV:
We consent to the incorporation by reference in the registration statement (No. 333-210849) on Form F-3 of Euronav NV of our report dated April 30, 2019, with respect to the consolidated statements of financial position of Euronav NV and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 20-F of Euronav NV.
Our report contains an explanatory paragraph that states the Company acquired Gener8 Maritime Inc. during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Gener8 Maritime Inc.’s internal control over financial reporting associated with total assets of USD 76.3 million and revenue of USD 16.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Gener8 Maritime Inc.
Our report refers to a change to the method of accounting for revenue from contracts with customers effective January 1, 2018 due to the adoption of International Financial Reporting Standard 15 Revenue from Contracts with Customers.

Patricia Leleu
Bedrijfsrevisor / Réviseur d’Entreprises
KPMG Bedrijfsrevisoren – Réviseurs d'Entreprises CVBA

Zaventem, BELGIUM
April 30, 2019

KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises, a Belgian CVBA/SCRL and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity.
Document Classification: KPMG Confidential
Maatschappelijke zetel - Siège Social: Luchthaven Brussel Nationaal 1K 1930 Zaventem België - Belgique	KPMG Bedrijfsrevisoren - Réviseurs d'Entreprises CVBA/SCRL BTW - TVA BE 0419.122.548 RPR Brussel - RPM Bruxelles IBAN : BE 62 4377 5152 9261 BIC : KREDBEBB